As filed with the Securities and Exchange Commission on July 26, 2018

No. 333-216341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINN ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1207960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis Street

Houston, Texas, 77002

(281) 840-4000

(Address of Principal Executive Offices)(Zip Code)

Linn Energy, Inc. 2017 Omnibus Incentive Plan

(Full title of the plan)

Candice J. Wells

Linn Energy, Inc.

600 Travis Street

Houston, Texas 77002

(Name and address of agent for service)

(281) 840-4000

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Julian J. Seiguer

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-216341, of Linn Energy, Inc., a Delaware corporation (“Old Linn”), filed with the Securities and Exchange Commission on February 28, 2017, pertaining to the registration of 9,914,432 shares of Old Linn’s Class A common stock, $0.001 par value per share, issuable under the Linn Energy, Inc. 2017 Omnibus Incentive Plan.

On July 25, 2018, pursuant to an Agreement and Plan of Merger, dated as of July 25, 2018, by and among Old Linn, New LINN Inc. (“New Linn”) and Linn Merger Sub #1, LLC (“Merger Sub”), Old Linn merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of New Linn. New Linn was then renamed Linn Energy, Inc.

New Linn, on behalf of Merger Sub, has terminated the offering of securities pursuant to the Registration Statement. In accordance with undertakings made by Old Linn in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of Old Linn that had been registered for issuance that remain unsold at the termination of such offering, New Linn hereby removes and withdraws from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 26, 2018.

LINN ENERGY, INC.

By:	/s/ Candice J. Wells
Name: Candice J. Wells
Title: Senior Vice President, General Counsel and Corporate Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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